Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2019 Third Quarter Results

SIMI VALLEY, Calif., March 5, 2019 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ended January 26, 2019.

•	Revenue of $75.3 million, up 38 percent year-over-year

•	Gross margin of 40 percent, up 7 percentage points year-over-year

•	Earnings per diluted share from continuing operations of $0.35, up $0.37 from one year ago

•	Increased full year expectations for diluted earnings per share from continuing operations to between $1.60 and $1.80, including a one-time gain of $0.26 from a litigation settlement

“Our team delivered outstanding financial results in our third fiscal quarter, including $75.3 million in revenue and $0.35 in diluted earnings per share from continuing operations, representing year-over-year increases of 38 percent and $0.37, respectively,” said Wahid Nawabi, AeroVironment president and chief executive officer. “We continue to make strong progress against our financial and operational objectives and have established a strong foundation for fiscal year 2020.”

Mr. Nawabi continued, “We also continue to advance our growth portfolio, including exercising the one-time option to increase our ownership of the HAPSMobile, Inc. joint venture from 5 percent to 10 percent. AeroVironment has a strong track record of transforming high-potential innovations and technologies into significant value, and we are excited about realizing the full potential of HAPSMobile and our other growth initiatives.”

FISCAL 2019 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2019 was $75.3 million, an increase of 38%  from third quarter fiscal 2018 revenue of $54.6 million. The increase in revenue was due to an increase in product sales of $10.6 million and an increase in service revenue of $10.1 million.

Gross margin for the third quarter of fiscal 2019 was $30.4 million, an increase of 67%  from third quarter fiscal 2018 gross margin of $18.3 million. The increase in gross margin was primarily due to an increase in product margin of $8.7 million and an increase in service margin of $3.5 million. As a percentage of revenue, gross margin increased to 40% from 33%. The increase in gross margin percentage was primarily due to the increase in sales volume.

Income from continuing operations for the third quarter of fiscal 2019 was $7.8 million, an increase from third quarter fiscal 2018 of $0.2 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $12.1 million, partially offset by an increase in selling, general and administrative (“SG&A”) expense of $3.0 million and an increase in research and development (“R&D”) expense of $1.5 million.

Other income, net, for the third quarter of fiscal 2019 was $2.2 million compared to other income, net of $0.4 million for the third quarter of fiscal 2018. The increase in other income, net was primarily due to an increase in interest income and income from transition services performed on behalf of the buyer of the discontinued Efficient Energy Systems (“EES”) business.

Provision for income taxes for the third quarter of fiscal 2019 was $0.9 million compared to $0.8 million for the third quarter of fiscal 2018.  The increase in provision for income taxes was primarily due to an increase in income before income taxes, largely offset by a one-time expense of $3.1 million recorded during the third quarter of fiscal 2018 as a result of the Tax Cut and Jobs Act of 2017 and a reduction of the federal statutory tax rate from 30.4% to 21%.

Equity method investment activity, net of tax, for the third quarter of fiscal 2019 was a loss of $0.7 million compared to a loss of $0.4 million for the third quarter of fiscal 2018. The equity method loss is associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Loss from discontinued operations, net of tax for the third quarter of fiscal 2019 was $0.1 million compared to loss from discontinued operations, net of tax for the third quarter of fiscal 2018 of $0.1 million.

Net income attributable to AeroVironment for the third quarter of fiscal 2019 was  $8.4 million, an increase from third quarter fiscal 2018 net loss attributable to AeroVironment of $0.8 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the third quarter of fiscal 2019 was  $0.35 compared to loss per share from continuing operations attributable to AeroVironment for the third quarter fiscal 2018 of $0.02.

FISCAL 2019 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2019 was $226.3 million, an increase of 46% from the first nine months of fiscal 2018 revenue of $154.8 million. The increase in revenue was due to an increase in product sales of $45.7 million and an increase in service revenue of $25.8 million.

Gross margin for the first nine months of fiscal 2019 was $91.4 million, an increase of 60% from the first nine months of fiscal 2018 gross margin of $57.1 million. The increase in gross margin was primarily due to an increase in product margin of $28.6 million and an increase in service margin of $5.7 million. As a percentage of revenue, gross margin increased to 40% from 37%.

Income from continuing operations for the first nine months of fiscal 2019 was $28.7 million, an increase from the first nine months of fiscal 2018 income from continuing operations of $2.6 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $34.3 million, partially offset by an increase in SG&A expense of $4.5 million and an increase in R&D expense of $3.6 million.

Other income, net, for the first nine months of fiscal 2019 was $13.9 million compared to other income, net of $1.3 million for the first nine months of fiscal 2018. The increase in other income, net was primarily due to a one-time gain from a litigation settlement, income from transition services performed on behalf of the buyer of the discontinued EES business and an increase in interest income.

Provision for income taxes for the first nine months of fiscal 2019 was $4.7 million compared to provision for income taxes of $1.0 million for the first nine months of fiscal 2018.  The increase in provision for income taxes was primarily due to an increase in income before income taxes, partially offset by a one-time expense of $3.1 million recorded during the third quarter of fiscal 2018 as a result of the Tax Cut and Jobs Act of 2017 and a reduction of the federal statutory tax rate from 30.4% to 21%.

Equity method investment activity, net of tax, for the first nine months of fiscal 2019 was a loss of $2.1 million compared to a loss of $0.4 million for the first nine months of fiscal 2018. The equity method loss is associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Gain on sale of a business, net of tax for the first  nine months of fiscal 2019 was $8.5 million and resulted from the sale of our EES business.

Loss from discontinued operations, net of tax for the first nine months of fiscal 2019 was $2.5 million compared to loss from discontinued operations, net of tax for the first nine months of fiscal 2018 of $1.7 million.

Net income attributable to AeroVironment for the first nine months of fiscal 2019 was $41.8 million, an increase from the first nine months of fiscal 2018 net income attributable to AeroVironment of $1.1 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the first nine months of fiscal 2019 was $1.49 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the first nine months of fiscal 2018 of $0.12.

BACKLOG

As of January 26, 2019,  funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $132.5 million compared to $113.3 million as of January 27, 2018.

FISCAL 2019 — OUTLOOK FOR THE FULL YEAR

For fiscal 2019, the company continues to expect to generate revenue from continuing operations of between $300 million and $310 million. The company has revised its expectations and now expects to generate earnings per diluted share from continuing operations of between $1.60 and  $1.80. The company previously expected earnings per diluted share of between $1.30 and $1.50. The earnings per diluted share range includes a one-time gain of $0.26 from a litigation settlement. On February 9, 2019, the Company elected to purchase 632,800,000 yen (approximately $5,700,000 million) of additional shares of HAPSMobile to increase the Company’s ownership in the joint venture from 5% to 10% pursuant to the terms of the Joint Venture Agreement. The Company anticipates that the purchase of additional shares will be completed during the three months ending April 30, 2019.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday,  March 5, 2019, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4540 (U.S.) and enter the passcode 48266091 or (847)  619-6397 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday,  March 5, 2019, at approximately 4:00 p.m. Pacific Time through March 12, 2019, at 8:59 p.m. Pacific Time.  Dial (888) 843-7419 and enter the passcode 48266091#. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts;  risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. Government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; issues related to transition services and post-transaction matters arising from the sale of our EES business; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenue:
Product sales	$50,024	$39,447	$152,393	$106,647
Contract services (inclusive of related party revenue of: $13,586 and $5,420 for the three months ended January 26, 2019 and January 27, 2018, respectively; and $37,981 and $15,042 for the nine months ended January 26, 2019 and January 27, 2018, respectively)	25,298	15,186	73,951	48,148
	75,322	54,633	226,344	154,795
Cost of sales:
Product sales	26,780	24,870	83,158	66,038
Contract services	18,150	11,513	51,806	31,666
	44,930	36,383	134,964	97,704
Gross margin:
Product sales	23,244	14,577	69,235	40,609
Contract services	7,148	3,673	22,145	16,482
	30,392	18,250	91,380	57,091
Selling, general and administrative	14,464	11,484	40,066	35,539
Research and development	8,087	6,607	22,631	18,993
Income from continuing operations	7,841	159	28,683	2,559
Other income:
Interest income, net	1,272	545	3,246	1,489
Other income (expense), net	962	(108)	10,641	(159)
Income from continuing operations before income taxes	10,075	596	42,570	3,889
Provision for income taxes	946	834	4,724	971
Equity method investment activity, net of tax	(717)	(418)	(2,071)	(418)
Net income (loss) from continuing operations	8,412	(656)	35,775	2,500
Discontinued operations:
Gain on sale of business, net of tax expense of $2,463 for the nine months ended January 26, 2019	—	—	8,452	—
Loss from discontinued operations, net of tax	(62)	(129)	(2,511)	(1,650)
Net (loss) income from discontinued operations	(62)	(129)	5,941	(1,650)
Net income (loss)	8,350	(785)	41,716	850
Net loss attributable to noncontrolling interest	19	9	40	238
Net income (loss) attributable to AeroVironment	$8,369	$(776)	$41,756	$1,088
Net income (loss) per share attributable to AeroVironment—Basic
Continuing operations	$0.35	$(0.02)	$1.52	$0.12
Discontinued operations	—	(0.01)	0.25	(0.07)
Net income (loss) per share attributable to AeroVironment—Basic	$0.35	$(0.03)	$1.77	$0.05
Net income (loss) per share attributable to AeroVironment—Diluted
Continuing operations	$0.35	$(0.02)	$1.49	$0.12
Discontinued operations	—	(0.01)	0.25	(0.07)
Net income (loss) per share attributable to AeroVironment—Diluted	$0.35	$(0.03)	$1.74	$0.05
Weighted-average shares outstanding:
Basic	23,687,672	23,515,622	23,643,866	23,443,673
Diluted	24,081,819	23,515,622	24,064,008	23,774,946

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 26,	April 30,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$149,369	$143,517
Short-term investments	144,815	113,649
Accounts receivable, net of allowance for doubtful accounts of $1,046 at January 26, 2019 and $1,080 at April 30, 2018	34,064	56,813
Unbilled receivables and retentions (inclusive of related party unbilled receivables of $13,638 at January 26, 2019 and $3,145 at April 30, 2018)	51,632	16,872
Inventories, net	50,379	37,425
Prepaid expenses and other current assets	6,616	5,103
Current assets of discontinued operations	—	25,668
Total current assets	436,875	399,047
Long-term investments	27,954	40,656
Property and equipment, net	20,542	19,219
Deferred income taxes	12,708	11,494
Other assets	884	3,002
Total assets	$498,963	$473,418
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,629	$21,340
Wages and related accruals	14,363	16,851
Income taxes payable	4,857	4,085
Customer advances	2,875	3,564
Other current liabilities	8,062	6,954
Current liabilities of discontinued operations	—	9,294
Total current liabilities	41,786	62,088
Deferred rent	1,352	1,536
Other non-current liabilities	160	622
Deferred tax liability	67	67
Liability for uncertain tax positions	49	49
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at January 26, 2019 and April 30, 2018	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,932,460 shares at January 26, 2019 and 23,908,736 shares at April 30, 2018	2	2
Additional paid-in capital	174,891	170,139
Accumulated other comprehensive income (loss)	4	(21)
Retained earnings	280,669	238,913
Total AeroVironment stockholders’ equity	455,566	409,033
Noncontrolling interest	(17)	23
Total equity	455,549	409,056
Total liabilities and stockholders’ equity	$498,963	$473,418

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	January 26,	January 27,
	2019	2018
Operating activities
Net income	$41,716	$850
Gain on sale of business, net of tax	(8,452)	—
Loss from discontinued operations, net of tax	2,511	1,650
Net income from continuing operations	35,775	2,500
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,530	4,277
Loss from equity method investment	2,071	418
Impairment of long-lived assets	—	255
Provision for doubtful accounts	(33)	940
Impairment of intangible assets and goodwill	—	1,021
Gains on foreign currency transactions	(10)	(36)
Deferred income taxes	(1,214)	174
Stock-based compensation	5,599	3,702
Loss on disposition of property and equipment	51	15
Amortization of held-to-maturity investments	(941)	1,250
Changes in operating assets and liabilities:
Accounts receivable	22,817	48,871
Unbilled receivables and retentions	(34,760)	(12,068)
Inventories	(12,954)	(15,308)
Income tax receivable	—	(720)
Prepaid expenses and other assets	(1,791)	417
Accounts payable	(10,645)	(4,451)
Other liabilities	(2,598)	575
Net cash provided by operating activities of continuing operations	6,897	31,832
Investing activities
Acquisition of property and equipment	(6,806)	(7,713)
Equity method investments	—	(1,860)
Proceeds from sale of business	31,994	—
Redemptions of held-to-maturity investments	191,455	163,813
Purchases of held-to-maturity investments	(211,120)	(151,740)
Redemptions of available-for-sale investments	2,250	450
Net cash provided by investing activities from continuing operations	7,773	2,950
Financing activities
Principal payments of capital lease obligations	(154)	(231)
Tax withholding payment related to net settlement of equity awards	(1,033)	(389)
Exercise of stock options	71	2,691
Net cash (used in) provided by financing activities from continuing operations	(1,116)	2,071
Discontinued operations
Operating activities of discontinued operations	(7,250)	(3,716)
Investing activities of discontinued operations	(452)	(737)
Financing activities of discontinued operations	—	—
Net cash used in discontinued operations	(7,702)	(4,453)
Net increase in cash and cash equivalents	5,852	32,400
Cash and cash equivalents at beginning of period	143,517	79,904
Cash and cash equivalents at end of period	$149,369	$112,304
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$6,777	$1,812
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $51 and $29, respectively	$57	$42
Reclassification from share-based liability compensation to equity	$—	$384
Change in foreign currency translation adjustments	$(32)	$62
Acquisitions of property and equipment included in accounts payable	$58	$332

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805)  520-8350

ir@avinc.com